Exhibit 99.1

     Pyramid Breweries Inc. Reports Improved Sales and Margins in
  First Quarter Results, Declares a Reduced Dividend and Re-affirms its Dividend Policy

    SEATTLE--(BUSINESS WIRE)--April 27, 2004--Pyramid Breweries Inc. (Nasdaq:PMID) today reported net sales of $7.9 million and $1.4 million in gross margin during the first quarter of 2004. These results represent sales and gross margin improvements over the prior year of 19% and 20%, respectively. The Company also announced a dividend of $.022 per share, a 50% reduction and re-affirmed its policy on the payment of dividends.
    First quarter ended March 31, 2004 sales were $7.9 million, an increase of $1.3 million over the same quarter of the prior year. Beverage division net revenues increased 13.6%, or $583,000, versus the same period in 2003 driven by a 14.2% increase in shipments to 35,000 barrels. Beer shipments increased 15.4% to 27,000 barrels while soda increased 10.7% to 8,000 barrels. All five sales regions increased shipment volumes over the first quarter of 2003 with the Northwest and Southwest regions, the Company's two largest, leading the way with 16.2% and 14.0% volume increases respectively. Alehouse division sales increased 29%, or $675,000, over prior year to $3.0 million for the quarter driven by $724,000 in sales at the new Sacramento Alehouse, which opened in July of 2003. Same store sales, (Seattle, Berkeley, Walnut Creek), were down 2.1%, $49,000 to $2.3 million.
    Gross margin increased 20.0% or $232,000 to $1.4 million resulting from a combination of increased Beverage division sales and improved beverage margins. Beverage division cost of goods sold as a percentage of sales decreased from 76.9% in 2003 to 73.3% in 2004 while Beverage division gross margins improved 31.4%, or $310,000, to $1.3 million. The improved beverage margins reflected greater efficiencies obtained in the breweries. The total Alehouse margin decreased to $90,000 compared to $169,000 in 2003 as a result of lower same store sales. A significant portion of the sales reduction can be attributed to the re-scheduling of traffic driving events at the Exhibition Center near the Seattle Alehouse.
    Net loss for the first quarter of 2004 was $996,000, compared to a net loss of $725,000 during the same quarter of the prior year. The $271,000 additional loss was entirely attributed to non-recurring increases in selling, general and administration costs related to the resignation of the Company CEO and a $99,000 state and local tax refund recorded in 2003 as an expense reduction. On a normalized operating basis, adjusting for these non-recurring events, the Company achieved a net operating loss of $685,000 compared to a prior year loss of $867,000 for a $182,000 or 21.0% improvement in operating income.
    "Our first quarter results included some positive signs which we hope to build upon in coming quarters. Additionally, we are looking forward to the closings of the Portland Brewing Company asset purchase and the agreement to acquire the Berkeley Brewery and Alehouse property. Although market conditions remain challenging and cost inflation continues to have an impact, the Company has made a solid and encouraging start to the year," said George Hancock, Chairman and Interim CEO.
    On March 25, 2004 the Company announced it had entered into an agreement to purchase the Berkeley Brewery and Alehouse facility located at 901 Gilman Street, Berkeley, California (the "Property"). Per the purchase agreement, the Company will acquire the Property for $7,000,000, payable at the close of escrow within 120 days. The Company expects to finance the entire purchase price of the Property by obtaining a secured loan on the Property at competitive market rates. The annual benefit will be dependent upon the prevailing market rates and terms for mortgage financing that the Company is able to secure.
    The Company announced on January 26, 2004 an agreement to acquire substantially all the assets of Portland Brewery Company in exchange for cash, the assumption of certain liabilities, and at Pyramid's sole option, common stock. The Company will refinance a portion of the assumed liabilities with a working capital line of credit. The transaction, which is subject to regulatory review and other customary conditions, is expected to be finalized in the first half of 2004.
    The Company also announced today its Board of Directors has declared a quarterly cash dividend of $.022 per common share, payable on July 16, 2004 to shareholders of record on June 30, 2004. This represents the eighteenth consecutive quarter of dividend declarations made by the Company. The current dividend declaration represents a decision by the Board of Directors to reduce the dividend by 50%. The Board believes that dividends are an important part of the return for Company's shareholders. Additionally, the Board re-affirms its intention to pay out in dividends a portion of its free cash flow from operations which is in excess of the Company's expected requirements. However, the Board remains committed to evaluating other opportunities for investment that may provide a more optimal use for such cash flow. At this time, the Board believes such opportunities are provided by the upcoming purchase of Portland Brewing Company's assets and growth in existing core businesses.
    The Company initiated its dividend program in the fourth quarter of 1999 and the first dividend was paid in 2000. The dividends paid since initiation were a return of capital to shareholders for Federal income tax purposes and the Company believes that a portion of the dividends to be paid in 2004 may be a return of capital. Nearly all Pyramid shareholders receive favorable tax treatment of dividends that are a return of capital (other than Qualified Plans and IRA's).
    The Company's current quarterly dividend results in an annual yield of 2.8% to Pyramid shareholders based on the April 23rd end of day stock price.
    Any future declaration of dividends will depend, among other things, on the Company's results of operations, capital requirements and financial condition, and on such other factors as the Company's Board of Directors may in its discretion consider relevant.

    EBITDA (Earnings before interest, taxes, depreciation, amortization and stock compensation expense) represents a non-GAAP (Generally Accepted Accounting Principles) financial measure, but it is a widely accepted indicator of a company's ability to service indebtedness and is frequently used to evaluate a company's performance. Management believes that this information is useful to investors, given the capital intensive nature of the business. A table reconciling this measure to net cash provided by operating activities is included in the condensed financial data included in this release.

    Pyramid Breweries Inc. is a leading brewer of specialty, full-flavored beers and sodas, produced under the Pyramid Ales & Lagers and Thomas Kemper brand names. Pyramid operates four breweries in Seattle, Washington, and Berkeley, Sacramento and Walnut Creek, California as well as four adjoining restaurants under the Pyramid Alehouse name. For more information, visit www.PyramidBrew.com.

    Statements concerning future performance, developments or events concerning potential acquisitions, restaurant expansion, production capacity, and any other guidance on future periods, constitute forward-looking statements which are subject to a number of risks and uncertainties which are described in the Company's filings with the Securities and Exchange Commission, press releases and other communications. Actual events and results may differ materially from stated expectations.


                        Pyramid Breweries Inc.
                   Selected Unaudited Operating Data


                                    Three Months Ended March 31,
                              ----------------------------------------
                                            % of                % of
                                            Net                 Net
                                  2004      Sales     2003      Sales
                              ----------------------------------------
Gross sales...................$ 8,290,000          $6,976,000
Less excise taxes.............    409,000             353,000
                               -----------          ----------
Net sales.....................  7,881,000   100.0%  6,623,000   100.0%
Cost of sales.................  6,494,000    82.4%  5,468,000    82.6%
                               ---------------------------------------
Gross margin..................  1,387,000    17.6%  1,155,000    17.4%
Selling, general and
 administrative expenses......  2,396,000    30.4%  1,923,000    29.0%
                               ---------------------------------------
Operating loss................ (1,009,000) (12.8%)   (768,000) (11.6%)
Other income, net.............     14,000     0.2%     44,000     0.7%
                               ---------------------------------------
Loss Before Income Taxes......   (995,000) (12.6%)   (724,000) (10.9%)
Provision for income taxes....     (1,000)      -      (1,000)      -
                               ---------------------------------------
Net loss......................$  (996,000) (12.6%) $ (725,000) (10.9%)
                               =======================================

Basic and diluted net loss per
 share........................     ($0.12)             ($0.09)
Weighted average basic and
 diluted shares outstanding...  8,599,000           8,417,000

Beer barrels shipped..........     27,000              23,000
Soda barrels shipped..........      8,000               7,000
                               -----------          ----------
Total barrels shipped.........     35,000              30,000
                               ===========          ==========


Reconciliation of net loss to
 normalized operating loss:
Operating loss................$(1,009,000) (12.8%) $ (768,000) (11.6%)
  CEO resignation costs.......    324,000     4.1%          -
  State and local tax refund..          -             (99,000)  (1.5%)
                               ----------- -------  ---------- -------
Normalized operating loss.....$  (685,000)  (8.7%) $ (867,000) (13.1%)
                               =======================================


                      Pyramid Breweries Inc.
                 Selected Unaudited Balance Sheet Data

                                           March 31,     December 31,
                                             2004            2003
                                         -----------------------------
Assets
Current assets:
  Cash and cash equivalents..............   $1,128,000     $1,558,000
  Short-term investments.................      492,000        492,000
  Other current assets...................    3,939,000      3,691,000
Fixed assets, net........................   20,949,000     21,406,000
Other non-current assets.................      729,000        637,000
                                         -----------------------------
  Total assets...........................  $27,237,000    $27,784,000
                                         =============================

Liabilities and Stockholders' Equity
Current liabilities......................   $4,743,000     $3,996,000
Non-current liabilities..................    1,536,000      1,585,000
                                         -----------------------------
  Total liabilities......................    6,279,000      5,581,000

  Total stockholders' equity.............   20,958,000     22,203,000

                                         -----------------------------
  Total liabilities and
      stockholders' equity...............  $27,237,000    $27,784,000
                                         =============================


                        Pyramid Breweries Inc.
                   Selected Unaudited Cash Flow Data

                                                  Three months ended
                                                       March 31,
                                                      2004       2003
                                                 ---------- ----------
 Net loss........................................$(996,000) $(725,000)
 Adjustments to reconcile net loss to net
  cash provided by operating activities --
  Depreciation and amortization..................  663,000    555,000
  Stock compensation.............................  (10,000)     4,000
  Interest expense...............................    1,000      1,000
  Loss on sales of fixed assets..................   10,000          -
  Deferred rent..................................  (50,000)   (31,000)
  Changes in operating assets and liabilities....  380,000    413,000
                                                 ---------------------
  Net cash (used in) provided by operating
   activities....................................   (2,000)   217,000
  Net cash used in investing activities.......... (194,000)  (116,000)
  Net cash used in financing activities.......... (234,000)  (331,000)
                                                 ---------------------
 Decrease in cash and cash equivalents...........$(430,000) $(230,000)
                                                 =====================


  Reconciliation of net cash  (used in) provided by operating activities to EBITDA:
  Net cash (used in) provided by operating
   activities....................................  $(2,000)  $217,000
  Deferred rent..................................   50,000     31,000
  Loss on sales of fixed assets..................  (10,000)         -
  State income taxes.............................    1,000      1,000
  Changes in operating assets and liabilities.... (380,000)  (413,000)
                                                 ---------- ----------
  EBITDA.........................................$(341,000) $(164,000)
                                                 ========== ==========


    CONTACT: Pyramid Breweries Inc.
             Jim Hilger, 206-682-8322